PROMISSORY NOTE

$250,000	San Diego, California	Dated: February 10, 2022

FOR VALUE RECEIVED, the undersigned, Axim Biotechnologies, Inc., a Nevada corporation (“Debtor”), promises to pay to the order of [INVESTOR], a [________________________], or order (“Holder”), at the corporate offices of Holder, or such other place as Holder may designate, the principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), together with interest on the unpaid principal balance from time to time outstanding, computed on the basis of a three hundred sixty (360) day year and compounded on a yearly basis at the rate of One and One-Half Percent (1.5%) per annum (the “Interest Rate”).

1.Payment of Principal and Interest.  Interest upon this Promissory Note (the “Note” or “Promissory Note”) shall accrue at the Interest Rate until maturity of March 10, 2022 at which time all interest and principal shall be due and payable. Notwithstanding the foregoing, this Note is payable upon demand which may be made at any time by Holder.

2.Prepayment.  Debtor shall be permitted to prepay this Note, in whole, but not in part, without the consent of Holder and without penalty.

3.Event of Default.  Each of the following shall constitute an Event of Default under this Note:

(a) Debtor fails to make any payment when due.

(b)Upon any assignment by Debtor for the benefit of creditors, or filing by or against Debtor of a petition in bankruptcy, or adjudication of Debtor as bankrupt or insolvent, or filing by or against Debtor of any petition or answer seeking for Debtor any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or stockholders taking any action looking to its dissolution or liquidation.

4.Holder's Rights.  Upon an Event of Default, Holder may declare the entire unpaid principal balance on this Note together with interest on any unpaid balance immediately due, without notice, and then Debtor will pay that amount.

If any Event of Default occurs, neither the failure of Holder to promptly exercise its right to declare the outstanding principal of and accrued and unpaid interest on this Note to be immediately due and payable, nor the failure of Holder to exercise any other right or remedy that it may have for default, nor the acceptance by Holder of late payments, nor the failure of Holder to demand strict performance of any obligation of Debtor hereunder, shall constitute a waiver of any such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of Debtor.  Furthermore, acceptance by Holder of partial payments following due acceleration of the indebtedness evidenced hereby shall not constitute a waiver by Holder of the acceleration of such indebtedness.

5.Sale, Assignment or Transfer of Note.  The Holder of this Note may not sell, assign, transfer, pledge or hypothecate this Note without the Debtor's prior consent.

6.Maximum Rate.  All agreements which either are now or which shall become agreements between Debtor and Holder are expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Note, acceleration of the maturity date of this Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Note exceed the maximum amount of interest permissible under applicable law.  If at any time, from any circumstance whatsoever, fulfillment of any provision of this Note or any other agreement between Debtor and Holder shall result in or involve payments or performance which would exceed the maximum legal interest rate, then ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed such maximum legal interest rate.

7.Waiver.  No delay or omission on the part of any holder hereof in exercising any right or option herein given to such holder shall impair such right or option to be considered as a waiver thereof or acquiescence in any default hereunder.  Debtor hereby waives any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor.

8.Attorney’s Fees.  In the event of any dispute, action, or other proceeding brought by either party against the other under this Note, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, action, or other proceeding, including, without limitation, the fees and costs of its attorneys, whether or not such dispute, action, or other proceeding proceeds to formal resolution or judgment.

9.Cumulative.  Holder's rights and remedies under this Note and applicable law shall be cumulative and not in the alternative.

10.Governing Law and Venue.  This Note is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Note shall be San Diego County Superior Court in San Diego, California.

11.Successors.  The provisions of this Note shall inure to the benefit of Holder's successors and assigns, and are binding on Debtor's successors.

12.Time of Essence.  Time is of the essence under this to Note.

13.Severability.  Should any one or more of the provisions of this Note be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Note and shall not affect the validity or enforceability of the remaining provisions.

[Remainder of Page Intentionally Left Blank, Signature Page to Follow]

IN WITNESS WHEREOF the parties have entered into this Note as of the date first above written.

DEBTOR:	HOLDER:

Axim Biotechnologies, Inc.,	[________________________],
a Nevada corporation	a [__________________]

By:		By:
Robert T. Malasek, CFO